Exhibit 10.1

Execution Version

SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road, NE Atlanta, Georgia 30326

CONFIDENTIAL

December 4, 2017

Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, California 90802-4137
Attention: Joseph White, Chief Financial Officer

Molina Healthcare, Inc.
 $550.0 Million Senior Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised SunTrust Bank and SunTrust Robinson Humphrey, Inc. (“STRH”, and together with SunTrust Bank “SunTrust”,  the “Commitment Parties”, “we” or “us”) that Molina Healthcare, Inc., a Delaware corporation (the “Borrower” or “you”), seeks financing to (i) satisfy conversions of its 1.125% Cash Convertible Senior Notes due 2020 (the “2020 Converts”), (ii) satisfy and/or refinance revolving loans under indebtedness incurred to satisfy conversions of the 2020 Converts, (iii) repay or refinance the Borrower’s Existing Credit Agreement, and/or (iv) pay all fees, expenses and other transaction costs incurred in connection with the foregoing (collectively, the “Transactions”; any such terms and each other capitalized term used but not defined herein having the meanings assigned to them in the 364-day Bridge Term Sheet referred to below in Annex A hereto or the High Yield Bridge Term Sheet referred to below in Annex B hereto).  This letter, including the 364-day Bridge Term Sheet, the High Yield Bridge Term Sheet and the Conditions Annex attached hereto as Annex C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.

1.            Commitment.

Upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Conditions Annex, SunTrust Bank (the “Initial Lender”) is pleased to advise you of its commitment to provide to the Borrower the aggregate principal amount of: (i) the 364-Day Bridge Facility set forth opposite its name on Schedule A hereto, on the terms set forth in this Commitment Letter and the 364-Day Bridge Term Sheet attached hereto (the “364-Day Bridge Term Sheet”) or (ii) if, on or prior to January 16, 2018, the “market flex” provisions set forth in Section 6 of the Fee Letter referred to below are exercised by you or the Lead Arranger in connection with the Transactions, the High Yield Bridge Facility set forth opposite its name on Schedule A hereto, on the terms set forth in this Commitment Letter and the High Yield Bridge Term Sheet attached hereto (the “High Yield Bridge Term Sheet” and together with the 364-Day Bridge Term Sheet, the “Term Sheets”)  (collectively, the “Commitment”).

2.            Titles and Roles.

STRH acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) (and in the event that the commitments hereunder are syndicated to additional financial institutions, STRH shall be lead left) in arranging and syndicating the 364-Day Bridge Facility or, as the case may be, the High Yield Bridge Facility (collectively, the “Facilities” and each a “Facility”). SunTrust Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for each applicable Facility. It is understood and agreed that SunTrust will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with each applicable Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for each applicable Facility.

You may, on or prior to the 45th day after the date of your acceptance hereof, appoint additional lead arrangers, bookrunners, managers, agents or co-agents in respect of any of the Facilities or confer other titles in respect of any such Facility (each such person, an “Additional Arranger”) and you may allocate up to 70% in the aggregate of the commitments and corresponding compensatory economics with respect to the applicable Facility to such Additional Arrangers (it being agreed that (w) each such Additional Arranger (or its affiliate) shall assume a proportion of the commitments with respect to such Facility that is equal to the proportion of the economics allocated to such Additional Arranger (or its affiliate) in respect of such Facility, (x) the commitment amounts of, and the economics allocated to, the Commitment Parties party hereto immediately prior to such appointment in respect of the applicable Facility will be proportionately reduced by the commitment amounts of, and economics allocated to, each such Additional Arranger (or its affiliate), in each case upon the execution and delivery by such Additional Arranger (or its affiliate) of customary joinder documentation (which may be in the form of an amendment and restatement of this Commitment Letter), (y) SunTrust shall retain not less than 30% of the aggregate economics in respect of the applicable Facility (exclusive of fees paid to SunTrust Bank in its capacity as administrative agent and collateral agent, which fees shall be retained by SunTrust Bank in its entirety) and (z) no Additional Arranger together with its affiliates shall receive greater economics in respect of any Facility than that received by SunTrust and, thereafter, each such Additional Arranger (and its affiliate) shall constitute a “Commitment Party” and “Lead Arranger” and an “Initial Lender” under this Commitment Letter and under the Fee Letter referred to below.  Except as provided above, you agree that no additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) unless you and SunTrust shall agree in writing.

2

3.            Conditions to Commitment.

Our commitments hereunder with respect to the 364-Day Bridge Facility or, as the case may be, the High Yield Bridge Facility and our agreements to perform the services described herein are subject solely to satisfaction of each of the following conditions: (a) the negotiation, execution and delivery of definitive documentation for the applicable Facility consistent in all respects with the applicable Term Sheet and with such additional terms as are mutually agreed upon by the Commitment Parties and the Borrower and (b) the satisfaction (or waiver by the Initial Lender) of the applicable conditions set forth in each applicable Term Sheet and the Conditions Annex. There shall be no conditions to closing and funding of the applicable Facility other than those referred to in this Section 3.

4.            Syndication.

The Lead Arranger may syndicate, prior to and/or after the execution of the applicable Bridge Loan Documentation (as defined in the applicable Term Sheet), all or a portion of the loans and commitments to one or more other banks, financial institutions and other entities reasonably acceptable to you (such banks, financial institutions and other entities committing to such Facility, the “Lenders”) pursuant to a syndication managed by the Lead Arranger (the “Syndication Process”) on the terms set forth in this Commitment Letter and in the Fee Letter.  The Lead Arranger will commence the Syndication Process promptly after your acceptance of this Commitment Letter and the Fee Letter.  The Lead Arranger will, in consultation with you (and subject, in any event, to your consent with respect to the identity of the Lenders (as noted above), the awarding of any titles, and the allocations of any lending commitments), control all aspects of the Syndication Process, including the timing and selection of prospective Lenders, the awarding of any titles, the determination of allocations and the amount of any fees.  You agree that no Lender will be permitted to receive compensation of any kind for its participation in the applicable Facility, except as expressly provided for in this Commitment Letter or the Fee Letter, without the prior written consent of the Lead Arranger (which consent shall not be unreasonably withheld, conditioned or delayed).

Until the earlier of (x) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (y) January 16, 2018 (the “Syndication Date”), you agree to (i) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably requested by the Lead Arranger to assist the Lead Arranger to complete the syndication, (ii) make your senior management available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings with prospective Lenders at mutually agreed times and locations (and to the extent necessary, one or more conference calls with prospective Lenders in addition to any such meeting), (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more customary confidential information memoranda and other customary marketing materials in form and substance reasonably satisfactory to the Lead Arranger to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating from Standard & Poor’s Rating Services (“S&P”), (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to the High Yield Bridge Facility, if applicable, from each of S&P and Moody’s, in each case, as soon as practicable and prior to the launch of general syndication of the applicable Facility, and to participate actively in the process of securing such ratings, including having your senior management meet with such rating agencies and (vii) ensure that prior to the later of the applicable Execution Date with respect to the applicable Facility and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt or equity securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries, being offered, placed or arranged (other than the applicable Facility) without the written consent of SunTrust. The foregoing shall not apply to any upsize, amendment, restatement, amendment and restatement, supplement or other modification of the Existing Credit Agreement (as defined below) made in connection with the Transactions.

3

5.            Information.

You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower and its subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading, as supplemented and updated from time to time, and (ii) all financial projections concerning the Borrower and its subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to any of the Commitment Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your behalf) (the “Projections”) have been and will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein and on a basis consistent with the Borrower’s historical financial data (it being understood that (w) the Projections are as to future events and are not to be viewed as facts, (x) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projections will be realized and (z) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of the applicable Execution Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates, and such affiliates may share with the Commitment Parties, any information related to you or any of your subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the Transactions. For the avoidance of doubt, the accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to the obligations of the Initial Lender hereunder or the funding of the applicable Facility.

4

You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations (collectively, the “Informational Materials”) to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower or your subsidiaries or affiliates or any of your securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates or advisors to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the 364-Day Bridge Facility or, as the case may be, the High Yield Bridge Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) at the request of the Lead Arranger you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of each Facility, (y) historical financial information regarding the Borrower and its subsidiaries (other than the Projections) and (z) drafts and final versions of the Bridge Term Sheet and the Bridge Loan Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Bridge Loan Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without your consent. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. In addition, the Information Materials shall exculpate you and us and the respective affiliates of the foregoing with respect to any liability related to the use or misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof.

5

6.            Indemnification and Expenses.

You agree, whether or not the applicable Execution Date occurs, to reimburse the Commitment Parties for all reasonable out-of-pocket fees and expenses (provided that (i) legal fees will be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel to all Commitment Parties and, to the extent that any guarantors party to the Facilities contemplated hereunder are formed in any jurisdiction other than the jurisdictions of formation of the guarantors currently party to the Existing Credit Agreement (as defined below), one local counsel in each relevant jurisdiction) and (ii) in the case of any other advisors or consultants, such expense reimbursement obligations shall be limited solely to advisors or consultants approved by you) incurred in connection with any of the Facilities, the syndication thereof and the preparation, negotiation and execution of the Bridge Loan Documentation.

You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates and each of their and their affiliates respective directors, officers, employees, partners, controlling persons, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Bridge Loan Documentation, the documentation for any debt, equity  or equity-linked securities incurred or issued for the purpose of replacing or refinancing all of a portion of the applicable Facility (the “Permanent Financing”) and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the applicable Facility, and will reimburse each such Indemnified Party for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) on written demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence, bad faith or willful misconduct in each case as determined by a court of competent jurisdiction in a final non-appealable judgment. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

6

You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, bad faith or willful misconduct. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Bridge Loan Documentation or any other element of the Transactions.

No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent. You shall not be liable for any settlement of any action effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but, if settled with your prior written consent or if there is a judgment in any such action, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses) incurred by reason of such settlement in accordance with this Section 6.

7.            Fees.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the fees described in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions (including as to timing and amount) set forth herein and therein.

7

8.            Confidentiality.

This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof are confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential and need-to-know basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) of this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (iv) of the applicable Term Sheet to any ratings agency in connection with the Transactions, (v) of this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent necessary to enforce any right under this Commitment Letter or the Fee Letter, and (vi) of the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the applicable Facility or in any public release or filing relating to the Transaction. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the applicable Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. The confidentiality provisions of this paragraph with respect to the Borrower (other than with respect to the Fee Letter) shall automatically terminate on the date that is two years from the date of this Commitment Letter.

We agree to use all non-public information provided to us by or on behalf of the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat all such information confidentially; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, we agree, to the extent permitted by law, to inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent necessary to enforce any right under this Commitment Letter or the Fee Letter, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (viii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or the Borrower, (ix) to the extent that such information is independently developed by such Commitment Party, (x) to ratings agencies in connection with the Transactions and (xi) for purposes of establishing a “due diligence” defense; provided further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) to the extent superseded by the confidentiality provision in the Bridge Loan Documentation upon the effectiveness thereof.

8

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name, address, tax identification number and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

9.            Other Services.

Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

In connection with all aspects of the Transactions, you acknowledge and agree that: (i) each Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

9

10.            Acceptance/Expiration of Commitment.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on December 6, 2017.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the applicable Execution Date does not occur on or before the Expiration Time (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Time” means 11:59 p.m., New York City time, on the day that is the earliest of (i) the applicable Execution Date and (ii) January 16, 2018; provided that, the termination of any commitment pursuant to this sentence does not, subject to the other provisions of this Commitment Letter, prejudice your rights and remedies in respect of any prior breach or repudiation of this Commitment Letter.

11.            Survival.

The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of the Commitment Parties or the undertakings of the Lead Arranger set forth herein (regardless of whether definitive Bridge Loan Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the applicable Facility; provided that, your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall automatically terminate and be superseded by the provisions of the Bridge Loan Documentation upon the initial funding thereunder, to the extent covered thereby, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lender’s commitments with respect to each Facility hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

10

12.            Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

13.            Miscellaneous.

This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by (x) you without the prior written consent of the Commitment Parties party hereto and thereto or (y) the Commitment Parties (except as provided in Section 4) without your prior written consent, and any purported assignment in either case without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and thereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto or thereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

Each of the parties agrees that each of this Commitment Letter and the Fee Letter to which it is a party, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter; provided that nothing contained in the Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the applicable Facility.

[Signature Pages Follow]

11

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

SUNTRUST BANK

By:	/s/ Ron Caldwell
Name:	Ron Caldwell
Title:	Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Ron Caldwell
Name:	Ron Caldwell
Title:	Managing Director

12

The provisions of this Commitment Letter
are accepted and agreed to as of the date
first written above:

MOLINA HEALTHCARE, INC.

By:	/s/ Joseph W. White
Name:	Joseph W. White
Title:	Chief Financial Officer

13

Schedule A

Commitment Party	364-Day Bridge Facility	High Yield Bridge Facility

SunTrust Bank	$550,000,000.00	$550,000,000.00

14

ANNEX A

$550.0 MILLION
364-DAY SENIOR BRIDGE FACILITY
 SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached as Annex A.

Borrower:	Molina Healthcare, Inc., a Delaware corporation (the “Borrower”).

Sole Lead Arranger and Sole Bookrunner:
SunTrust Robinson Humphrey, Inc., acting alone or through or with affiliates selected by STRH, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”); provided that in the event the 364-Day Bridge Facility (as defined below) is syndicated to other financial institutions then STRH will be lead left.

Lenders:	A syndicate of financial institutions and other entities arranged by the Lead Arranger and reasonably acceptable to you (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	SunTrust Bank (in such capacity, the “Administrative Agent”).

Bridge Loans:
A 364-day unsecured senior bridge facility (the “364-Day Bridge Facility”) consisting of commitments to make bridge loans (the “364-Day Bridge Loans”) in an aggregate principal amount of up to $550.0 million less, (A) if Successful Syndication has not been achieved on or prior to January 16, 2018 (the “Alternative Mandatory Prepayment Date”) and the Company has consummated a transaction whereby some or all of the 1.625% Convertible Senior Notes due 2044 (the “2044 Converts”) are exchanged, directly or indirectly, into equity of the Company or are otherwise defeased, then the total commitments under the 364-Day Bridge Loans, whether funded or unfunded, shall be automatically and permanently reduced by the lesser of (i) the principal amount of the 2044 Converts that are exchanged, directly or indirectly, into equity or otherwise defeased on or prior to the Alternative Mandatory Prepayment Date and (ii) $150.0 million and (B) if Successful Syndication is achieved on or prior to the Alternative Mandatory Prepayment Date, then the Alternative Mandatory Prepayment Date will not apply and total commitments under the 364-Day Bridge Loans, whether funded or unfunded, shall be automatically and permanently reduced on August 20, 2018 (the “Mandatory Prepayment Date”) by the greater of (a) the principal amount of the 2044 Converts that are exchanged, directly or indirectly, into equity or otherwise defeased on or prior to the Mandatory Prepayment Date  and (b) $150.0 million. In addition, such commitments shall also be permanently and automatically reduced on a pro rata basis as set forth under “Mandatory Prepayments”, “Change of Control” or “Voluntary Prepayments” below.

Use of Proceeds:
At least $150.0 million of the proceeds of 364-Day Bridge Loans from the first Drawing (as defined below) (and, with respect to subsequent draws, at least the lesser of $150.0 million and the amount remaining under the 364-Day Bridge Loans) shall be used to (i) satisfy conversions of the 1.125% Cash Convertible Senior Notes due 2020 (the “2020 Converts”), (ii)(x) satisfy and/or refinance all indebtedness incurred to satisfy conversions of 2020 Converts and/or (y) repay or refinance all or a portion of the Borrower’s indebtedness under that certain Credit Agreement, dated as of June 12, 2015 (as amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time and SunTrust Bank as administrative agent, issuing bank and swingline lender and (iii) pay all fees, expenses and other transaction costs incurred in connection with the foregoing, with the remaining amount of any such Drawing under the 364-Day Bridge Facility to be used for general corporate purposes, from time to time after the 364-Day Execution Date (as defined below).

Availability:
The 364-Day Bridge Facility may be drawn to fund the Transactions in a single draw on the 364-Day Execution Date or up to three draws may be made during the term of the 364-Day Bridge Facility (each a “Drawing”, and the date on which all conditions precedent with respect to such Drawing shall be satisfied, a “364-Day Bridge Funding Date”); provided that, (i) the first Drawing shall be in a minimum amount of $175.0 million, with the minimum amount of any subsequent Drawings being the lesser of $175.0 million and the remaining undrawn commitment under the 364-Day Bridge Facility and (ii) no more than two draws may be made under the 364-Day Bridge Facility after the Mandatory Prepayment Date (as defined below). Amounts borrowed under the 364-Day Bridge Facility that are repaid or prepaid may not be re-borrowed.

Documentation:
The documentation for the 364-Day Bridge Loans (the “364-Day Bridge Loan Documentation”) shall contain (a) the terms and conditions set forth in this 364-Day Bridge Term Sheet with such other changes as may be reasonably agreed by the Borrower and the Commitment Parties giving due regard to the operational and strategic requirements of Borrower and its subsidiaries in light of their consolidated capital structure, size, industry and practices after giving effect to the Transactions, (b) customary European “bail-in” provisions and provisions relating to ERISA fiduciary rules and (c) the Administrative Agent’s customary loan operations and agency provisions (such provisions being referred to collectively as the “364-Day Bridge Documentation Principles”).

Ranking:	The 364-Day Bridge Loans will be senior debt of the Borrower, pari passu with all other unsecured senior debt of the Borrower.

Guarantors:
Each existing and subsequently acquired or formed direct and indirect wholly-owned domestic restricted subsidiary of the Borrower, which also guarantees at any time the obligations under the Existing Indenture (as defined in the High Yield Bridge Term Sheet).

Security:	The obligations under the 364-Day Bridge Facility shall be unsecured.

Interest:	Interest rates and fees in connection with the 364-Day Bridge Loans will be as specified in the Fee Letter and on Schedule I attached hereto.

Maturity:
The 364-Day Bridge Loans will mature on the date (the “Initial 364-Day Bridge Maturity Date” and as the same may be extended as provided below, the “364-Day Bridge Maturity Date”) that is the earlier of (x) 364 days after the 364-Day Execution Date and (y) January 16, 2019; provided that, upon written request of the Borrower, the Initial 364-Day Bridge Maturity Date may be extended twice during the term of the 364-Day Bridge Facility, in each case, in 6-month increments subject to the following conditions: (i) such extension request must be made no earlier than 45 days before the applicable 364-Day Bridge Maturity Date and no later than 30 days before the applicable 364-Day Bridge Maturity Date, (ii) no default or event of default is in existence at the time of, or would be in existence after giving effect to, such extension, (iii) the representations and warranties in the 364-Day Bridge Loan Documentation shall be accurate both before and after giving effect to such extension, and (iv) payment by the Borrower of the applicable Extension Fee (as defined in the Fee Letter).

Mandatory Prepayment:
On the Mandatory Prepayment Date, the aggregate commitments with respect to the 364-Day Bridge Facility shall be permanently reduced on a dollar-for-dollar basis by an amount equal to the greater of (x) $150.0 million and (y) the principal amount of the 1.625% Convertible Notes due 2044 which are exchanged, directly or indirectly, into equity or otherwise defeased.
In addition, the Borrower will be required to prepay the 364-Day Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)    100% of the net cash proceeds from the issuance or incurrence of any Permanent Financing and/or any other indebtedness for borrowed money by the Borrower or any of its subsidiaries (but excluding (i) indebtedness to fund working capital requirements in the ordinary course of business, (ii) revolver borrowings and (iii) indebtedness in an amount up to $300.0 million (less any amounts excluded from mandatory prepayments for issuances of equity or equity-linked securities pursuant to clause (b)(ii) below) incurred to finance acquisitions); and

(b)   100% of the net cash proceeds from any issuance of equity or equity-linked securities of the Borrower (other than (i) issuances pursuant to employee stock plans or (ii) issuances  in an amount up to $300.0 million (less any amounts excluded from mandatory prepayments for incurrences of indebtedness pursuant to clause (a)(iii) above) incurred to finance acquisitions).

Each such prepayment will be made together with accrued and unpaid interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

Change of Control:
Upon any change of control (to be defined in a manner consistent with the 364-Day Bridge Loan Documentation Principles), each holder of 364-Day Bridge Loans will be entitled to require the Borrower to repay, and the Borrower must offer to repay the entire principal amount of the 364-Day Bridge Loans, the 364-Day Bridge Loans held by such holder at par (plus any accrued and unpaid interest).

Voluntary Prepayment:
The 364-Day Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the 364-Day Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Conditions Precedent to effectiveness of the 364-Day Bridge Loan Documentation:
Limited to those applicable conditions set forth in the Conditions Annex (the date upon which all such conditions precedent shall be satisfied and the 364-Day Bridge Loan Documentation becomes effective, the “364-Day Execution Date”).

Conditions Precedent to each 364-Day Bridge Funding Date or other subsequent extensions of credit:
All of the representations and warranties in the 364-Day Bridge Loan Documentation shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”); no default or event of default shall be continuing; delivery of a satisfactory solvency certificate from the chief financial officer of the Borrower; delivery of a certificate from chief financial officer of the Borrower certifying matters set forth in “Use of Proceeds” above; and delivery of the relevant borrowing notices.

Representations and Warranties:
The 364-Day Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the Existing Credit Agreement, with such changes as are appropriate in connection with the 364-Day Bridge Facility as may be reasonably and mutually agreed.

Affirmative Covenants:
The 364-Day Bridge Loan Documentation will contain usual and customary affirmative covenants for facilities of this type and substantially similar to those contained in the Existing Credit Agreement (and also including a customary offering co-operation covenant, and a covenant to use all commercially reasonable efforts to refinance the 364-Day Bridge Loans as soon as practicable), with such changes as may be reasonably and mutually agreed.

Negative Covenants:	The 364-Day Bridge Loan Documentation will contain usual negative covenants consistent with the Existing Indenture, with only such changes as may be reasonably and mutually agreed.

Financial Covenants:	None.

Events of Default:
The 364-Day Bridge Loan Documentation will contain usual and customary events of default for facilities of this type and substantially similar to those contained in the Existing Indenture, with such changes as may be reasonably and mutually agreed for a customary bridge loan agreement.

Yield Protection and Increased Costs:
Usual for facilities and transactions of this type (including mitigation provisions, tax gross-up provisions and to include Dodd-Frank and Basel III as changes in law) and which will be substantially the same as the corresponding provisions of the Existing Credit Agreement.

Assignments and Participations:
Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), the Lenders will have the right to assign 364-Day Bridge Loans; provided, however, that prior to the applicable 364-Day Bridge Maturity Date and so long as no Demand Failure Event (as defined in the Fee Letter), payment or bankruptcy default or event of default is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 50.1% of the outstanding 364-Day Bridge Loans. The Borrower shall be deemed to have consented to an assignment request if the Borrower has not objected thereto within ten business days after written notice thereof.

The Lenders will have the right to participate their 364-Day Bridge Loans (other than to any natural person) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the aggregate outstanding commitments and 364-Day Bridge Loans (the “Required Lenders”).

Amendments and Waivers:
Amendments and waivers of the provisions of the 364-Day Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity” above, extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) increases in the amount of any Lender’s commitment, (iv) releases of all or substantially all of the value of the guarantees, and (v) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations, (b) the consent of 100% of the Lenders will be required with respect to customary matters, including (i) to permit the Borrower to assign its rights under the 364-Day Bridge Loan Documentation and (ii) to modify any voting percentages and (c) the consent of the Administrative Agent will be required to amend, modify or otherwise affect its rights and duties.

Indemnification:	Substantially similar to the Existing Credit Agreement.

Expenses:
The Borrower shall pay (a) the reasonable and documented out-of- pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and, to the extent that any guarantors party to the 364-Day Bridge Facility contemplated hereunder are formed in any jurisdiction other than the jurisdictions of formation of the guarantors currently party to the Existing Credit Agreement, one local counsel in each relevant jurisdiction) of the Administrative Agent (promptly following written demand therefore) associated with the syndication of the 364-Day Bridge Facility and the preparation, negotiation, execution, delivery and administration of the 364-Day Bridge Loan Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and the Lenders together (and, to the extent that any guarantors party to the Facilities contemplated hereunder are formed in any jurisdiction other than the jurisdictions of formation of the guarantors currently party to the Existing Credit Agreement, one local counsel in each relevant jurisdiction)) of the Administrative Agent and each of the Lenders promptly following written demand therefore in connection with the enforcement of the 364-Day Bridge Loan Documentation or protection of rights.  The Administrative Agent shall provide monthly updates to the Borrower with respect to legal fees and expenses incurred for the applicable month.

Governing Law and Submission to Jurisdiction:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	Substantially similar to the Existing Credit Agreement.

Counsel for the Lead Arranger and the Administrative Agent:	Latham & Watkins LLP.

SCHEDULE I TO ANNEX A

INTEREST RATES ON THE 364-DAY BRIDGE LOANS

Interest Rate:
The 364-Day Bridge Loans will bear interest for the first three month period commencing on the initial 364-Day Bridge Funding Date at a variable rate per annum (the “Applicable Interest Rate”) equal to the sum of (a) the three-month LIBOR Rate plus (b) a spread equal to 1.50%.

The Applicable Interest Rate will increase by an additional 0.50% following each three-month period after the initial 364-Day Bridge Funding Date.

Interest will be payable quarterly in arrears and on the applicable 364-Day Bridge Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

The “LIBOR Rate” will be defined and calculated as specified in the 364-Day Bridge Loan Documentation; provided that at no time will the LIBOR Rate be deemed to be less than 1.00% per annum.

Default Rate:	The Applicable Interest Rate plus 2.0%.

A-I-1

ANNEX B

$550.0 MILLION
SENIOR HIGH YIELD BRIDGE FACILITY
 SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached or, as applicable, Annex A to the Commitment Letter.

Borrower:	Molina Healthcare, Inc., a Delaware corporation (the “Borrower”).

Sole Lead Arranger and Sole Bookrunner:
SunTrust Robinson Humphrey, Inc., acting alone or through or with affiliates selected by them, will act as sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”); provided that in the event the High Yield Bridge Facility (as defined below) is syndicated to other financial institutions then STRH will be lead left.

Lenders:	A syndicate of financial institutions and other entities arranged by the Lead Arrangers and reasonably acceptable to you (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	SunTrust Bank (in such capacity, the “Administrative Agent”).

Bridge Loans:
Unsecured senior bridge facility (the “High Yield Bridge Facility”) consisting of commitments to make bridge loans (the “High Yield Bridge Loans”) in an aggregate principal amount of up to $550.0 million less, (A) if Successful Syndication has not been achieved on or prior to the Alternative Mandatory Prepayment Date and the Company has consummated a transaction whereby some or all of the 2044 Converts are exchanged into equity of the Company, then the total commitments under the High Yield Bridge Loans, whether funded or unfunded, shall be automatically and permanently reduced by the lesser of (i) the principal amount of the 2044 Converts that are exchanged, directly or indirectly, into equity or otherwise defeased on or prior to Alternative Mandatory Prepayment Date and (ii) $150.0 million and (B) if Successful Syndication is achieved prior to the Alternative Mandatory Prepayment Date, then the Alternative Mandatory Prepayment Date will not apply and total commitments under the High Yield Bridge Loans, whether funded or unfunded, shall be automatically and permanently reduced on the Mandatory Prepayment Date by the greater of (a) the principal amount of the 2044 Converts that are exchanged, directly or indirectly, into equity or otherwise defeased on or prior to the Mandatory Prepayment Date and (b) $150.0 million. In addition, such commitments shall also be permanently and automatically reduced on a pro rata basis as set forth under “Mandatory Prepayment,” Change of Control” or “Voluntary Prepayments” below.

Use of Proceeds:
At least $150.0 million of the proceeds of High Yield Bridge Loans from each drawing under the High Yield Bridge Facility (or, if less, the amount available to be drawn) shall be used to (i) satisfy conversions of the 2020 Converts, (ii)(x) satisfy and/or refinance all indebtedness incurred to satisfy conversions of 2020 Converts and/or (y) repay or refinance all or a portion of the Borrower’s indebtedness under the Existing Credit Agreement, and (iii) pay all fees, expenses and other transaction costs incurred in connection with the foregoing, with the remaining amount of any such drawing to be used for general corporate purposes, from time to time after the High Yield Bridge Execution Date (as defined below).

Availability:
The High Yield Bridge Facility will be available to fund the Transactions on up to three occasions, which shall be reduced to two occasions after the Alternative Mandatory Prepayment Date or the Mandatory Prepayment Date, as applicable, with each such date being referred to as a “High Yield Bridge Funding Date” and collectively, the “High Yield Bridge Funding Dates”. The first drawing under the High Yield Bridge Facility will be in a minimum amount of $250.0 million, with the minimum amount of subsequent borrowings being the lesser of $250.0 million and the remaining availability under the High Yield Bridge Facility. Amounts borrowed under the High Yield Bridge Facility that are repaid or prepaid may not be re-borrowed.

Documentation:
The documentation for the High Yield Bridge Loans (the “High Yield Bridge Loan Documentation”, and together with the 364-Day Bridge Loan Documentation, the “Bridge Loan Documentation”) will be substantially similar to the Indenture, dated as of June 6, 2017, between the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Existing Indenture”), as modified in a manner to reflect (i) the terms of this High Yield Bridge Term Sheet and the Fee Letter, (ii) the nature of the High Yield Facility as a credit agreement (including, without limitation, (a) customary European “bail-in” provisions and provisions relating to ERISA fiduciary rules and (b) provisions containing the Administrative Agent’s customary loan and agency provisions) and (iii) changes in law or accounting standards and requirements of local law or to cure mistakes or defects (such provisions being referred to collectively as the “High Yield Bridge Documentation Principles”).

Ranking:	The High Yield Bridge Loans will be senior debt of the Borrower, pari passu with all other unsecured senior debt of the Borrower.

Guarantors:	Same as pursuant to Existing Indenture.

Security:	None.

Interest:
Interest rates and fees in connection with the High Yield Bridge Loans, Extended Term Loans (as defined below) and the High Yield Exchange Notes (as defined below) will be as specified in the Fee Letter and on the applicable schedules attached to this Annex B.

Maturity/Exchange:
The High Yield Bridge Loans will mature on the date (the “Initial High Yield Bridge Maturity Date”) that is twelve months after the earlier of January 16, 2018 and the date of entry into a definitive bridge loan agreement between the Borrower and the Lead Arranger (the “High Yield Bridge Execution Date”, and each of the High Yield Bridge Execution Date and the 364-Day Execution Date, an “Execution Date” as the context may require with respect to the 364-Day Bridge Facility and the High Yield Bridge Facility, as applicable). If any High Yield Bridge Loan has not been repaid in full on or prior to the Initial High Yield Bridge Maturity Date, subject to payment of the High Yield Bridge Rollover Fee (as defined in the Fee Letter) and there has been no payment or bankruptcy default, the High Yield Bridge Loans will automatically be converted into term loans (each, an “Extended Term Loan”) due on the date that is eight years after the High Yield Bridge Execution Date. The Extended Term Loans will be governed by the provisions of the High Yield Bridge Loan Documentation and will have the same terms as the High Yield Bridge Loans except as expressly set forth on Schedule II hereto.

Lenders under the Extended Term Loans will have the option at any time or from time to time to receive exchange notes (the “High Yield Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth on Schedule III hereto; provided that the Borrower may defer the issuance of High Yield Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of High Yield Exchange Notes equal to at least $100.0 million.

Mandatory Prepayment:
On the Mandatory Prepayment Date, the aggregate commitments with respect to the High Yield Bridge Facility shall be permanently reduced on a dollar-for-dollar basis by an amount equal to the greater of (x) $150.0 million and (y) the principal amount of the 1.625% Convertible Notes due 2044 which are exchanged, directly or indirectly, into equity or otherwise defeased.

In addition, the Borrower will be required to prepay the High Yield Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)   100% of the net cash proceeds from the issuance or incurrence of any Permanent Financing and/or any other indebtedness for borrowed money by the Borrower or any of its subsidiaries (but excluding (i) indebtedness to fund working capital requirements in the ordinary course of business, (ii) revolver borrowings and (iii) indebtedness in an amount up to $300.0 million (less any amounts excluded from mandatory prepayments for issuances of equity or equity-linked securities pursuant to clause (b)(ii) below) incurred to finance acquisitions); and

(b)   100% of the net cash proceeds from any issuance of equity or equity-linked securities of the Borrower (other than (i) issuances pursuant to employee stock plans or (ii) issuances  in an amount up to $300.0 million (less any amounts excluded from mandatory prepayments for incurrences of indebtedness pursuant to clause (a)(iii) above) incurred to finance acquisitions).

Each such prepayment will be made together with accrued and unpaid interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

Change of Control:
Upon any change of control (to be defined in a manner consistent with the High Yield Bridge Documentation Principles), the Borrower will be required to offer to prepay the entire principal amount of the High Yield Bridge Loans (plus any accrued and unpaid interest) at par.

Voluntary Prepayment:
The High Yield Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the High Yield Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Conditions Precedent Effectiveness of the High Yield Bridge Loan Documentation:	Limited to those applicable conditions set forth in the Conditions Annex.

Conditions Precedent to Funding:
All of the representations and warranties in the High Yield Bridge Loan Documentation shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”); no default or event of default shall be continuing; delivery of a satisfactory solvency certificate from the chief financial officer of the Borrower; delivery of a certificate from chief financial officer of the Borrower certifying matters set forth in “Use of Proceeds” above; and delivery of the relevant borrowing notices.

Representations and Warranties:
The High Yield Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the Existing Credit Agreement, with such changes as are appropriate in connection with the High Yield Bridge Facility as may be reasonably and mutually agreed.

Affirmative Covenants:
The High Yield Bridge Loan Documentation will contain usual and customary affirmative covenants for facilities of this type and substantially similar to those contained in the Existing Credit Agreement (and also including a covenant to comply with the Securities Demand (as defined in the Fee Letter) provisions in the Fee Letter, a customary offering co-operation covenant, and a covenant to use all commercially reasonable efforts to refinance the High Yield Bridge Loans as soon as practicable), with such changes as may be reasonably and mutually agreed.

Negative Covenants:	The High Yield Bridge Loan Documentation will contain negative covenants consistent with the Existing Indenture, with only such changes as may be reasonably and mutually agreed.

Maintenance Covenants:	The High Yield Bridge Loan Documentation will not include any financial maintenance covenants.

Events of Default:	Consistent with the High Yield Bridge Documentation Principles.

Yield Protection and Increased Costs:
Usual for facilities and transactions of this type (including mitigation provisions, tax gross up provisions and to include Dodd-Frank and Basel III as changes in law) and which will be, in any event, not less favorable to the Borrower than the corresponding provisions of the Existing Credit Agreement.

Assignments and Participations:
Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), the Lenders will have the right to assign Bridge Loans; provided, however, that prior to the Initial High Yield Maturity Date and so long as no Demand Failure Event (as defined in the Initial Lenders Fee Letter), payment or bankruptcy default or event of default is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. The Borrower shall be deemed to have consented to an assignment request if the Borrower has not objected thereto within ten business days after written notice thereof.

The Lenders will have the right to participate their High Yield Bridge Loans (other than to any natural person) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the aggregate outstanding commitments and High Yield Bridge Loans (the “Required Lenders”).

Amendments and Waivers:
Amendments and waivers of the provisions of the High Yield Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) increases in the amount of any Lender’s commitment, (iv) additional restrictions on the right to exchange Extended Term Loans for High Yield Exchange Notes or any amendment to the rate of such exchange, (v) changes in call dates or call prices (other than notice provisions), and (vi) releases of all or substantially all of the value of the guarantees, (b) the consent of 100% of the Lenders will be required with respect to customary matters, including (i) to permit the Borrower to assign its rights under the High Yield Bridge Loan Documentation and (ii) to modify any voting percentages and (c) the consent of the Administrative Agent will be required to amend, modify or otherwise affect its rights and duties.

Indemnification:	Substantially similar to the Existing Credit Agreement.

Expenses:
The Borrower shall pay (a) the reasonable and documented out-of- pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and, to the extent that any guarantors party to the High Yield Bridge Facility contemplated hereunder are formed in any jurisdiction other than the jurisdictions of formation of the guarantors currently party to the Existing Credit Agreement, one local counsel in each relevant jurisdiction) of the Administrative Agent (promptly following written demand therefore) associated with the syndication of the High Yield Bridge Facility and the preparation, negotiation, execution, delivery and administration of the High Yield Bridge Loan Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and the Lenders together (and, to the extent that any guarantors party to the Facilities contemplated hereunder are formed in any jurisdiction other than the jurisdictions of formation of the guarantors currently party to the Existing Credit Agreement, one local counsel in each relevant jurisdiction)) of the Administrative Agent and each of the Lenders promptly following written demand therefore in connection with the enforcement of the High Yield Bridge Loan Documentation or protection of rights.  The Administrative Agent shall provide monthly updates to the Borrower with respect to legal fees and expenses incurred for the applicable month.

EU Bail-In Provisions	Customary Loan Syndication & Trading Association EU Bail-In provisions shall be included in the High Yield Bridge Loan Documentation.

Governing Law and Forum:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	Substantially similar to the Existing Credit Agreement.

Counsel for the Lead Arrangers and the Administrative Agent:	Latham & Watkins LLP.

SCHEDULE I TO ANNEX B

INTEREST RATES ON THE HIGH YIELD BRIDGE LOANS

Interest Rate:
The Bridge Loans will bear interest for the first three-month period commencing on the Initial Funding Date at a variable rate per annum (the “Applicable Interest Rate”) equal to the sum of (a) the three-month LIBOR Rate plus (b) a spread equal to 4.00%.

The Applicable Interest Rate will increase by an additional 0.50% following each three-month period after the Initial Funding Date. Notwithstanding the foregoing, the interest rate on the Bridge Loans will not at any time prior to the Initial High Yield Bridge Maturity Date exceed the Total Cap (as defined in the Fee Letter).

Interest will be payable quarterly in arrears and on the Initial High Yield Bridge Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Upon the occurrence of a Demand Failure Event, all outstanding High Yield Bridge Loans will accrue interest at the Total Cap.

The “LIBOR Rate” will be defined and calculated as specified in the Term Loan Documentation; provided that at no time will the LIBOR Rate be deemed to be less than 1.00% per annum.

Default Rate:	Same as set forth in the Existing Credit Agreement. Such Default Rate may be in excess of any cap or limitation on yield or interest rate set forth in this Commitment Letter or in the Fee Letter.

B-I-1

SCHEDULE II TO ANNEX B

EXTENDED TERM LOANS
 SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the High Yield Bridge Facility to which this Schedule II is attached.

Borrower:	The Borrower.

Guarantors:	Same as the Guarantors of the High Yield Bridge Loans.

Security:	None.

Ranking:	Same as the High Yield Bridge Loans.

Maturity:	Eight years from the High Yield Bridge Execution Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the High Yield Bridge Loans.

Voluntary Prepayment:
The Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par, plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Change of Control:	Substantially similar to the High Yield Bridge Loans.

Covenants, Events of Default and Offers to Repurchase:
The covenants, events of default and offers to repurchase (other than with respect to a change of control as described above) that would be applicable to the High Yield Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions applicable to the Bridge Loans.

Governing Law and Forum:	Substantially similar to the Existing Credit Agreement.

B-II-1

SCHEDULE III TO ANNEX B

HIGH YIELD EXCHANGE NOTES
 SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the High Yield Bridge Facility to which this Schedule III is attached.

Issuer:	The Borrower.

Guarantors:	Same as the Guarantors of the High Yield Bridge Loans.

Security:	None.

Principal Amount:
The High Yield Exchange Notes will be available only in exchange for the Extended Term Loans. The principal amount of the High Yield Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged. In the case of the initial exchange by the Lenders, the minimum aggregate principal amount of Extended Term Loans to be exchanged for the High Yield Exchange Notes shall not be less than $100.0 million provided that a Lender may not elect to exchange only a portion of its outstanding Extended Term Loans for High Yield Exchange Notes unless such portion is equal to or greater than $100.0 million.

Ranking:	Same as the High Yield Bridge Loans.

Maturity:	Eight years from the High Yield Bridge Execution Date.

Interest Rate:	The High Yield Exchange Notes will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the High Yield Bridge Loans.

B-III-1

Mandatory Redemption:
No mandatory redemption provisions other than 101% change of control put, subject to the High Yield Bridge Documentation Principles; provided that any High Yield Exchange Notes held by the Initial Lenders or their respective affiliates (other than (x) asset management affiliates purchasing High Yield Exchange Notes in the ordinary course of their business as part of a regular distribution of the High Yield Exchange Notes and (y) High Yield Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be subject to redemption at par plus accrued interest to the date of redemption.

Optional Redemption:
The High Yield Exchange Notes will be non-callable until the third anniversary of the High Yield Bridge Execution Date, subject to a customary T + 50 basis points “make-whole” redemption. Thereafter, each High Yield Exchange Note will be callable at par plus accrued and unpaid interest plus a premium equal to 50% of the coupon on such High Yield Exchange Note, which premium shall decline ratably on each subsequent anniversary of the High Yield Bridge Execution Date thereafter to zero on the date that is two years prior to the maturity date of the High Yield Exchange Notes.

Prior to the third anniversary of the High Yield Bridge Execution Date, the Borrower may redeem up to 40% of such High Yield Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such High Yield Exchange Notes.

Prior to a Demand Failure Event, any High Yield Exchange Notes held by the Initial Lenders or their respective affiliates (other than (x) asset management affiliates purchasing High Yield Exchange Notes in the ordinary course of their business as part of a regular distribution of the High Yield Exchange Notes and (y) High Yield Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such High Yield Exchange Notes are held by them.

Registration Rights:	None – 144A-for-life.

B-III-2

Right to Resell Notes:
Any Lender (and any subsequent holder) will have the absolute and unconditional right to resell the High Yield Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Covenants; Events of Default:	The High Yield Exchange Notes shall be subject to covenants and events of default that are consistent with the High Yield Bridge Documentation Principles.

Defeasance; Satisfaction; and Discharge:	The High Yield Exchange Notes shall be subject to defeasance and satisfaction and discharge provisions that are consistent with the High Yield Bridge Documentation Principles.

Governing Law and Forum:	New York.

B-III-3

ANNEX C

$550.0 MILLION SENIOR BRIDGE FACILITY
 CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, or Annex A or Annex B to the Commitment Letter.

Section I.

Execution of the 364-Day Bridge Facility or the High Yield Bridge Facility will be subject to the satisfaction of the following conditions precedent:

1.            The execution and delivery by the Borrower of the 364-Day Bridge Loan Documentation or the High Yield Bridge Loan Documentation, as applicable, which shall contain the terms set forth in the Commitment Documents and shall be based upon the 364-Day Bridge Documentation Principles or, as applicable, the High Yield Bridge Documentation Principles and otherwise be mutually acceptable to the Borrower and Administrative Agent.

2.            The Administrative Agent and the Lead Arranger shall have received customary legal opinions, customary evidence of authorization, organizational documents, good standing certificates (with respect to the jurisdiction of incorporation of the Borrower) and a customary officer’s certificate.

3.            The Lead Arranger shall have received:

(a)            with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the applicable Execution Date (and the related audit reports) and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the applicable Execution Date (other than the fourth fiscal quarter) (and comparable periods for the prior fiscal year); provided that the Lead Arranger hereby acknowledges receipt of the audited financial statements referred to in clause (i) above for the fiscal years ended December 31, 2014, 2015 and 2016 and the unaudited financial statements referred to in clause (ii) above for the nine-month periods ended September 30, 2017 and 2016; and

(b)            a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex D hereto.

4.            Since September 30, 2017, the Borrower shall not have suffered any “Material Adverse Effect” (as defined in the 364-Day Bridge Loan Documentation or the High Yield Bridge Loan Documentation, as applicable).

C-1

5.            The representations and warranties set forth in the applicable Bridge Loan Documentation will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects)

6.            The Lead Arranger shall have received, at least three (3) business days prior to the applicable Execution Date, all documentation and other information regarding the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least ten (10) business days prior to the applicable Execution Date.

7.            To the extent invoiced with reasonable detail at least two business days prior to the applicable Execution Date, all fees and expenses due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the applicable Execution Date (including the fees and expenses of counsel for the Lead Arranger and the Administrative Agent) will have been paid.

Section II.

Each borrowing under the High Yield Bridge Facility will be subject to the satisfaction of the following additional conditions precedent:

1.            One or more investment banks satisfactory to the Lead Arranger (collectively, the “Investment Banks”) shall have been engaged to sell, privately place or otherwise offer (i) equity securities (including equity and debt securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar transaction) on or prior to any Funding  Date (an “Equity Offering”) in a public offering or in a Rule 144A or other private placement on or prior to the Funding  Date, and/or, at the Company’s election, (ii) unsecured senior notes (“Notes” and, together with the Equity Offering, the “Securities”) in a public offering or in a Rule 144A offering or other private placement on or prior to the Funding  Date. In connection therewith, (i) the Investment Banks and the Lead Arrangers shall have received a preliminary and final prospectus, a preliminary and final offering memorandum, a private placement memorandum, a confidential information memorandum or other document to be used in connection with any offering or otherwise relating to any Securities (each, an “Offering Document”), which contains all audited and unaudited historical (including, in the case of audited financial statements, the auditor’s report thereon) and other data to be included or incorporated by reference therein (including other financial and business data of the type and form customarily included in such an Offering Document, and all other data that the Securities and Exchange Commission would require in a registered offering of such Securities) or would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants and (ii) the Investment Banks shall have been afforded a period of at least 20 consecutive business days (the “Marketing Period”) following receipt of an Offering Document, including the information described in clause (i) above, to seek to place the Securities (and at no time during such 20 business day period shall the financial information in the Offering Document have become stale); provided that the Marketing Period shall (a) exclude January 15, 2018, February 19, 2018, May 28, 2018, July 4, 2018 and November 22 and 23, 2018, (b) shall not commence prior to January 2, 2018 and (c) (i) end on or prior to August 17, 2018, or if such period has not ended on or prior to such date, then such period will commence no earlier than September 5, 2018 and (ii) end on or prior to December 21, 2018, or if such period has not ended on or prior to such date, then such period will commence no earlier than January 3, 2019. The comfort letters to be provided by the independent accountants of the Borrower shall be in usual and customary form (including satisfying the requirements of SAS 72), and the auditors shall be prepared to deliver such letters at the pricing date, and shall cover the financial statements of the Borrower, as well as financial data derived from the books and records of the Borrower included or incorporated by reference therein in such Offering Document.

2.            Condition 3 in Section I of this Annex C shall have been satisfied on such High Yield Bridge Funding Date.

3.            Condition 5 in Section I of this Annex C shall have been satisfied on such High Yield Bridge Funding Date.

4.            Condition 7 in Section I of this Annex C shall have been satisfied on such High Yield Bridge Funding Date.

C-2

ANNEX D

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Certificate (the “Solvency Certificate”) is being executed and delivered pursuant to Section [•] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.
I am generally familiar with the properties, business, assets, finances and operations of the Borrower and its Subsidiaries, taken as a whole, including the Transactions contemplated by the Credit Agreement.  In reaching the conclusions set forth in this Solvency Certificate, I have reviewed the Credit Agreement, considered the most recent financial statements of each Loan Party, and reviewed the contents of this Solvency Certificate and, in connection therewith, have reviewed such other documentation and information made (or caused to be made) such investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement, and am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement; and

2.
as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, taken as a whole, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

D-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: Title: Chief Financial Officer

D-2